Exhibit 10.28

Confidential Separation Agreement

And

General Release

This Confidential Separation Agreement and General Release (“Agreement”) is entered into on December 31, 2005 (the “Effective Date”), between GMH Communities Trust, a Maryland trust (the “Company”), and Joseph M. Coyle. The purpose of this Agreement is to set out the terms and conditions surrounding your termination of employment from the Company stemming from your resignation.

1)                        This is to confirm that, as a result of your resignation, your employment as an officer of the Company will cease effective on the Effective Date. In that regard, you agree that, promptly upon the request of the Company, you will resign your position as an officer of the Company and of any Affiliate of the Company.

2)                        In consideration for your execution, and non-rescission, of this Agreement and your full performance of all of your obligations under this Agreement, the Company has agreed to provide you with benefits in accordance with this Agreement. Except as otherwise specifically set forth in this Agreement, you agree and acknowledge that no other amounts or benefits are payable to you by the Company.

3)                        Except as specifically required under the relevant Company benefit plans, or as specifically set forth in this Agreement, the Company shall have no other financial obligations to you under any compensation or benefit plan, program or policy and your participation in the Company compensation and benefit plans, programs and policies shall cease as of the Effective Date. The parties agree that as to your incentive award for the 2005 year of the Company, the provisions of Section 4 of the Employment Agreement shall continue to apply notwithstanding your resignation, and your resignation shall not be deemed to preclude payment of an incentive award for the 2005 year of the Company.

However, notwithstanding those provisions, by virtue of your execution of this Agreement, you are agreeing that you are entitled to the following (and only the following) health care benefits: (a) during the period through the Effective Date, you will continue under the Company’s health plans applicable to active employees; and (b) during the period January 1, 2006 through May 31, 2007 or the end of your COBRA continuation period (the “Continuation Period”), you will be provided coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with COBRA premiums to be paid by the Company provided that the aggregate

COBRA continuation period shall run concurrently with the Continuation Period. The Company shall retain the right to modify its health care plans consistent with COBRA, provided, however, that the coverage made available to you shall be substantially equivalent to your coverage as of the Effective Date.

4)                        In exchange for the consideration described above and other good and valuable consideration, you agree to release and forever discharge the Company, its direct and indirect parent companies, its subsidiaries and affiliates and their respective former and present officers, directors, trustees, administrators, shareholders, employees, agents, attorneys, associate and employee benefit plans, and their respective successors and assigns, from all claims, demands or causes of action arising out of facts or occurrences prior to the date of this Agreement, whether known or unknown to you. You agree that this release of claims is intended to be broadly construed so as to resolve any pending and potential disputes between you and the Company which you have up to the date of this Release, whether or not such disputes are known or unknown to you, including, but not limited to, claims based on express or implied contract; any action arising in tort, including, but not limited to, libel, slander, defamation, intentional infliction of emotional distress, or negligence; any or all claims for wrongful discharge; and any and all claims based on the Age Discrimination in Employment Act (42 U.S.C. § 621), Title VII of the Civil Rights Act of 1964 as amended (42 U.S.C. § 2001e), the Equal Pay Act of 1963 (29 U.S.C. § 206(d)), the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 1651) the Employee Retirement Income Security Act (29 U.S.C. § 1001), the Family and Medical Leave Act (29 U.S.C. § 2601), the Americans With Disabilities Act (42 U.S.C. § 12,101), the Occupational Safety and Health Act (29 U.S.C. § 651), or any other federal, state or local statute prohibiting discrimination on the basis of age, race, creed, color, religion, national origin, sex, disability, marital status or any other protected classification which you have, or at any time had, such claims or damages.

5)                        In further consideration for benefits described herein, you agree strictly to maintain the confidentiality of this Agreement and not to disclose its existence or its terms, including, but not limited to, the consideration provided in the Agreement, to anyone other than your spouse, attorney and any tax advisors, or except as may be required by law or judicial order, in which case you will timely provide the Company with sufficient information for the Company to make a decision on whether you are required to comply with the disclosure request, and will not voluntarily disclose the terms of this Agreement, until the Company responds to you concerning the request for disclosure. You also agree not to divulge any confidential or trade secret information obtained in the course of your employment with the Company.

In addition, you agree that you are subject to, and will continue to be subject to all other agreements and obligations applicable to you as a result of your employment with the Company or any Affiliate, including, without limitation the agreements and obligations required of you under Sections 10, 11, 12 and 15 of the Employment Agreement, which Sections shall continue to be effective notwithstanding the effective termination of the Employment Agreement by your resignation.

6)                        Each party to this Agreement agrees that it will not disparage or otherwise describe in an unflattering or negative light the other party, with your obligations in this regard extending to the business of the Company or any Affiliate, or any of its directors, officers or employees.

7)                        If you breach or challenge the enforceability of this Agreement or of any other agreement with the Company or any Affiliate to which you are a party, you acknowledge that the Company’s obligations to provide benefits under this Agreement will cease immediately and that you will reimburse the Company for any monetary consideration received by you associated with the provision of such benefits under this Agreement, and agree to pay reasonable attorneys’ fees and costs incurred by the Company in collection and enforcement of this Agreement; provided that this paragraph shall have no application to you with respect to a claim asserting that your separation was due to unlawful age discrimination in violation of the Age Discrimination in Employment Act. Notwithstanding the above, with respect to any alleged breach of this Agreement on your part which breach is reasonably subject to cure, the Company shall provide you with written notice of its assertion of a breach and shall permit you fifteen (15) days in which to cure such alleged breach. In the event that you resort to an arbitration proceeding to enforce your rights under this Agreement, and in the event that you substantially prevail in such proceeding, then the Company shall pay your reasonable attorneys’ fees and costs incurred in such proceeding.

8)                        This Agreement shall not be construed as an admission by the Company of any wrongdoing or any violation of federal, state or local law, and the Company specifically disclaims any wrongdoing against it, or liability to you or any other person.

9)                        Excluding only requests for equitable relief by the Company, in the event that there is any claim or dispute arising out of or relating to this Agreement or the breach hereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Montgomery County, Pennsylvania, in accordance with the Employment Dispute

Resolution Rules of the American Arbitration Association (“Rules”), by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three (3) arbitrators, one selected by the Company, one selected by the Executive and the third selected by agreement of the first two arbitrators, or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party. The parties agree to use their reasonable best efforts to have such arbitration completed as soon as is reasonably practicable. Notwithstanding anything herein to the contrary, except as provided in paragraph 7) above, each party shall bear its own costs and expenses incurred in connection with the arbitration.

10)                  You acknowledge and agree as follows:

a)                       The benefits provided to you under this Agreement exceed the nature and scope of that to which you would otherwise have been entitled to receive from the Company, and constitute adequate consideration for your promises herein;

b)                      You acknowledge that, before signing this Release, you were given a period of at least twenty-one (21) calendar days to consider this Release from December 31, 2005;

c)                       You waive any right you might have to additional time beyond this twenty-one (21) day period within which to consider this Release;

d)                      You represent and warrant that as of the date hereof that (a) you are a domiciliary of the Commonwealth of Pennsylvania with your principal residence at 1 Cobblestone Court, Glen Mills, PA 19342; (b) you will immediately notify the Company in the event of any change to this information; and (c) in the absence of such notice, the Company is entitled to rely upon this information for purposes of tax and related issues.

e)                       You have read and understand this Agreement in its entirety, including the waiver of rights under the Age Discrimination in Employment Act;

f)                         You have been advised by the Company to consult with any attorney before signing this Agreement and this paragraph constitutes such advice in writing;

g)                      For a period of seven (7) days following your execution of this Agreement, you may revoke this Agreement by notifying Joseph M. Macchione, Executive Vice President and General Counsel of the Company, and it shall not become effective or enforceable until the 7-day revocation period has expired; and

h)                      You enter into this Agreement knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

11)                  Nothing in this Agreement shall be construed to prohibit you from exercising any nonwaivable right to file any charge or complaint with EEOC or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect your right to engage in such protected conduct. Notwithstanding the foregoing, the parties intend that the Company shall have the right, to the full extent permitted by law, to enforce this Agreement and to pursue any and all legal or equitable remedies against you in the event you violate this Agreement.

12)                  This Agreement contains the entire Agreement between you and the Company concerning your separation from employment.

13)                  It is not necessary for this Agreement to be signed by the Company for it to become binding on both you and the Company.

14)                  In the event any portion of this Agreement is deemed to be invalid or unenforceable, that portion will be deemed to be omitted and the remainder of this Agreement will remain in full force and effect.

15)                  This Agreement shall be construed and enforced under the laws of the Commonwealth of Pennsylvania to the extent that federal law does not apply.

Dated:  December 31, 2005

/s/ Joseph M. Coyle
Joseph M. Coyle

GMH COMMUNITIES TRUST

By:	/s/ Joseph M. Macchione

Its:	EVP and General Counsel